AGREEMENT PURSUANT TO RULE 13D-1(F)(1)

     The undersigned persons agree and consent to the joint filing on their behalf of this Amendment No. 1 to Schedule 13D in connection with their beneficial ownership of the common stock of California Microwave, Inc. at October 21, 1996 and agree that this filing is filed on behalf of each of them.


October 21, 1996                   Clover Capital Management, Inc.

                                   By:/s/ Michael E. Jones
                                      Michael E. Jones, Managing Director



October 21, 1996                   /s/ Michael E. Jones
                                       Michael E. Jones

October 21, 1996                   /s/ Geoffrey H. Rosenberger
                                       Geoffrey H. Rosenberger


October 21, 1996                   /s/ Charles W. Ruff
                                       Charles W. Ruff

                                 PROXY